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                                                                   Exhibit 10.16

  Confidential Materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.

                                LICENSE AGREEMENT

                                     BETWEEN

                     THERAPX L.L.C. AND DR. RAYMOND SCHINAZI

                                       AND

                          NOVIRIO PHARMACEUTICALS, LTD.

                                LICENSE AGREEMENT

THIS LICENSE AGREEMENT is made by and between Novirio Pharmaceuticals Ltd., a corporation organized under the laws of Cayman Islands ("Novirio"), TherapX Pharmaceuticals, L.L.C. a limited liability company organized in the State of Alabama ("TherapX"), and Dr. Raymond Schinazi, an individual residing in the State of Georgia, U.S.A. ("Dr. Schinazi").

                              W I T N E S S E T H:

WHEREAS, TherapX is the exclusive licensee from UAB Research Foundation pursuant to an option agreement dated January 3, 1995, and exercised on March 26, 1998, ("collectively Primary License") of certain intellectual property rights, including pending U.S. patent application serial no. 08/521,474, (Sommadossi and Schinazi) entitled, "Method to Improve the Biological and Antiviral Activity of Protease Inhibitors," and has the right to grant sublicenses to this intellectual property.

WHEREAS, Dr. Schinazi is the co-inventor and owner of certain intellectual property rights, including pending U.S. patent application serial no. 08/521,474, (Sommadossi and Schinazi) entitled "Method to Improve the Biological and Antiviral Activity of Protease Inhibitors," and has the right to grant licenses to this intellectual property.

WHEREAS, Novirio is a company dedicated to the development and production of anti-viral compounds and desires to obtain a license to the patent application referenced above, and all U.S. and corresponding foreign patents issuing therefrom.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Novirio, TherapX, and Dr. Schinazi agree as follows:

                             ARTICLE 1. DEFINITIONS

The following terms, whether used in the singular or plural, shall have the following meanings:

         1.1 "Affiliate" shall mean any corporation, partnership, or other business entity which is directly or indirectly controlled by Novirio or any entity which directly or indirectly controls


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Novirio. "Controls" as used herein means owns directly or indirectly at least thirty percent (30%) of the outstanding voting securities.

         1.2 "Agreement" or "License Agreement" shall mean this Agreement, including all Exhibits attached to this Agreement.

         1.3. "Effective Date" means the later of (i) the date on which Novirio executes this Agreement, (ii) the date on which TherapX executes this Agreement, or (iii) the date on which Dr. Schinazi executes this Agreement.

         1.4. "Field of Use" shall mean all human antiviral (including HIV) applications and uses.

         1.5. "First Commercial Sale" means, with respect to each Licensed Product, the first commercial sale by Novirio, its Affiliates, sublicensees and/or distributors of such Licensed Product, other than for clinical trial purposes or compassionate use.

         1.6. "IND" means an Investigational New Drug Application filed with the United States Food and Drug Administration ("FDA") in respect of the Licensed Technology.

         1.7. "Indemnitees" shall mean TherapX and TherapX's officers, directors and employees, and Dr. Schinazi, and their heirs, executors, administrators, legal representatives.

         1.8. "Licensed Patents" means all patents and patent applications listed in attached Exhibit A (which shall be updated as additional patents or patent applications are added to this Agreement by mutual agreement of the Parties) throughout the world, including any substitutions, extensions, reissues, reexaminations, renewals, divisions, continuations or continuations-in-part, which TherapX and Dr. Schinazi own, or otherwise has the right to grant licenses under.

         1.9. "Licensed Product" means a product which, or the manufacture, use or sale of which is covered by a Valid Claim of any of the TherapX and Dr. Schinazi Patent Rights in the country where the product is manufactured, used or sold.

         1.10. "Licensed Technology" shall mean all designs, technical information, know-how, knowledge, data, specifications, test results and other information, whether or not patented,

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which is known to TherapX and Dr. Schinazi on the date of this Agreement and is useful for the manufacture, use or sale of any Licensed Product.

         1.11. "NDA" means a New Drug Application filed with the FDA relating to the Licensed Technology.

         1.12. "Net Selling Price" of Licensed Products shall mean the gross invoiced price paid to Novirio, its Affiliates, or sublicensees by a purchaser of a Licensed Product less the following discounts: (a) [**] actually allowed and taken; (b) [**] Licensed Products; (c) [**] costs, if separately itemized on the invoice paid by the customer; and (d) [**] included in the invoiced amount, and (e) to the extent separately stated on purchase orders, invoices or other documents of Sale, [**]. Where a Sale is deemed consummated by a gift, use, or other disposition of Licensed Products for other than a selling price stated in cash, the term "Net Selling Price" shall mean the average gross selling price paid to Novirio [**] of the [**] of Licensed Products [**] such Sale, [**] (other than as provided for in (a) - (d) above). If no Sales of Licensed Products have occurred [**], then sales [**] shall be used in such determination.

                  "Net Selling Price" with respect to any Combination Product (a Licensed Product incorporating additional active ingredients) shall be negotiated in good faith by the parties with the intention of agreeing upon a fair and equitable formula; provided, however, that if the parties are unable to agree upon such definition within a reasonable period of time, Net Selling Price with respect to such Combination Product shall mean the gross sales of such Product paid by independent customers, [**] referred to in the above definition of Net Selling Price [**] of which shall be the [**] in the most [**] Licensed Product having the [**] during the applicable royalty period in a country of the Licensed Territory, when such comparable Licensed Product is Sold [**] as such Combination Product and [**] of which shall [**] of the [**] as described immediately above [**] contained in such Combination Product in such country during the applicable royalty period [**] as such Combination Product. If there is [**] in a given country for [**] a Combination Product, Net Selling Price with respect to such Combination Product shall be deemed to be [**]Percent ([**]%) of the gross Sales of such Combination Product paid [**] referred to in the above definition of Net Selling Price.

         1.13. "Party" means Novirio or TherapX or Dr. Schinazi; "Parties" means Novirio and TherapX and Dr. Schinazi.

         1.14. "Phase II" means the first controlled FDA approved first controlled clinical trials conducted with a limited number of human patients and are designed to measure the

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effectiveness of a new pharmaceutical product, that is, the effective dose and regiment for further study in larger clinical trials. Completion of Phase II represents a milestone to then begin the Phase III clinical trials that are pivotal to product approval.

         1.15. "Sale or Sold" shall mean the sale, transfer, exchange, or other disposition of Licensed Products whether by gift or otherwise, including but not limited to the use of Licensed Products by any person authorized by Novirio other than Novirio. Neither (a) the provision of Licensed Products, prior to the approval of Licensed Products in a country and pursuant to a requirement issued by the appropriate governmental agency in that country, for consumption by or administration to persons for humanitarian purposes or compassionate use, (b) the provision of Licensed Products for use in clinical trials, nor (c) the provision of samples in reasonable quantities without charge for promotional purposes shall be deemed a Sale for the purposes of this Agreement. Sales of Licensed Products shall be deemed consummated upon the first to occur of: (a) receipt of payment from the purchaser; (b) delivery of Licensed Products to the purchaser or a common carrier; (c) release of Licensed Products from consignment; (d) if deemed Sold by use, when first put to such use; or (e) if otherwise transferred, exchanged, or disposed of whether by gift or otherwise when such transfer, exchange, gift, or other disposition occurs.

         1.16. "Sublicensee" means any third party other than an Affiliate granted the right, subject to the terms and conditions of Article 2, to make, use and sell a Licensed Product, but not including a third party that is not granted the right to make such Product but merely purchases such Product in finished form for resale.

         1.17. "Sublicense Payments" means sublicense fees, milestone payments and other cash consideration (excluding royalties) received by Novirio from a Sublicensee, provided that in no event shall Sublicense Payments include any funds provided by a Sublicensee to fund research, development, and clinical trials, to reimburse Novirio for research, development, and clinical trial expenses or to purchase equity securities of Novirio.

         1.18. "Sublicense Royalties" means royalties on sales of Licensed Product received by Novirio from a Sublicensee.

         1.19. "Valid Claim" means a claim which (i) in the case of any unexpired United States or foreign patent, shall not have been donated to the public, disclaimed, nor held invalid or unenforceable against the other Party by a court of competent jurisdiction in an unappealed or unappealable decision, or (ii) in the case of any United States or foreign patent application, shall not have been cancelled, withdrawn, abandoned nor been pending for more than five (5) years.

                           ARTICLE 2. GRANT OF LICENSE

         2.1. License Grant from TherapX. TherapX hereby grants to Novirio, and Novirio hereby accepts, an exclusive sublicense, including the right to grant further sublicenses pursuant to Section 2.4, under the Licensed Patents in Exhibit A to make, have made, use, import, offer for sale, and sell Licensed Products covered by such Licensed Patents only and to practice Licensed Technology with respect to such Licensed Patents only for the Field of Use during the term of the Agreement.

         2.2. License Grant from Dr. Schinazi. Dr. Schinazi hereby grants to Novirio, and Novirio hereby accepts, an exclusive license, including the right to grant sublicenses pursuant to Section 2.4, under the Licensed Patents in Exhibit A to make, have made, use, import, offer for sale, and sell Licensed Products covered by such Licensed Patents only and to practice Licensed Technology with respect to such Licensed Patents only for the Field of Use during the term of the Agreement.

         2.3. Retained License. The parties hereto acknowledge that pursuant to the Primary License UAB Research Foundation has retained on behalf of itself and any research collaborators, a royalty-free right and license to make and use Licensed Products and to practice Licensed Technology for research and educational purposes only.

         2.4. Sublicense Rights. Novirio shall have the right to grant sublicenses under the sublicense granted pursuant to Section 2.1 above and under the license granted pursuant to Section 2.2 above to parties with whom Novirio has agreed to jointly develop and/or commercialize Licensed Products; provided that any sublicense granted by Novirio under this Agreement shall be subject and subordinate to, and consistent with, the terms and conditions of this Agreement, and shall provide that any such sublicensee shall not further sublicense except on terms consistent with this Section 2.4. Novirio shall provide TherapX and Dr. Schinazi with a copy of any sublicense granted pursuant to this Section 2.4 within one (1) month after the execution thereof. Such copy may be redacted to exclude confidential scientific information and other information required by a sublicensee to be kept confidential, provided that all relevant financial terms and information shall be retained therein. In the event of a material default by any sublicensee under a sublicense agreement, Novirio will inform TherapX and Dr. Schinazi and take such action, after consultation with TherapX and Dr. Schinazi, which in Novirio's reasonable business judgment will address such default.

         2.5. Diligence and Commercialization. Novirio shall use its reasonable best efforts, either directly or through Affiliates or sublicensees, throughout the term of this Agreement to bring Licensed Products to market through a thorough, vigorous, and diligent program for exploitation of the right and license granted in this Agreement to Novirio and to create, supply, and service as extensive a market as possible. In no instance shall Novirio's reasonable best efforts be less than efforts customary in Novirio's industry.

         2.6. Lack of Diligence. If TherapX and Dr. Schinazi conclude that Novirio is not diligent in development or Sales of Licensed Products pursuant to
Article 2.5 for any reason other than (a) the withholding by a regulatory agency or marketing approval despite Novirio's diligent effort to obtain such approval;
(b) unanticipated technical or scientific problems which have been promptly reported to TherapX and Dr. Schinazi in writing; or (c) other causes beyond the reasonable control of Novirio which have been promptly reported to TherapX and Dr. Schinazi in writing; then TherapX and Dr. Schinazi may give notice to Novirio stating the basis for its conclusion and, upon the request of TherapX and Dr. Schinazi, Novirio shall show cause why the license granted hereunder should not be terminated. If within ninety (90) days after Novirio's receipt of said notice, the parties have not resolved the matter through good faith negotiations in a mutually acceptable manner, the parties shall submit the dispute to arbitration under the provisions of Article 13 of this Agreement.

                         ARTICLE 3. PAYMENT OBLIGATIONS

         3.1. License Fee. In consideration of the rights granted to Novirio under this Agreement, Novirio shall pay to TherapX and Dr. Schinazi the following non-refundable, non-creditable license fee on the Effective Date:

                  (a)      To TherapX:  $50,000.00, and,

                  (b)      To Dr. Schinazi:  $50,000.00

         3.2. Reimbursement of Patent Expenses. Within [**] days after the end of each calendar quarter, TherapX shall provide Novirio with an invoiced accounting of all patent related expenses incurred by TherapX, as described in
Section 4.1, below, during such calendar quarter.



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Novirio shall reimburse TherapX for all such invoiced patent related expenses
[**] after receipt of such accounting.

         3.3. Milestone Payments. Within [**] days after the occurrence of the milestones specified below, Novirio shall make the following non-refundable, non-creditable payments to TherapX and Dr. Schinazi:

To TherapX:                      Milestone                  Payment
                                   [**]
                                                             $[**]

                                   [**]                      $[**]

To Dr. Schinazi:                Milestone                   Payment

                                  [**]                       $[**]

                                  [**]                       $[**]



The milestone payments in this Section 3.3 shall be payable only once, for each significant disease indication for which the milestones are applicable.

         3.4.     Royalties.

                  (a) Novirio shall pay to TherapX and Dr. Schinazi, according to the payment schedule described in subsection (b), during the applicable term described in subsection (c), earned royalties at the rate of (i) [**] percent ([**] %) of Net Sales of a Licensed Product covered by a Valid Claim in the country of sale included in the Licensed Patents and (ii) [**] percent ([**] %) of Net Sales of a Licensed Product not covered by such a Valid Claim in the country of sale, provided that in no event shall more than one royalty be due TherapX and Dr. Schinazi for the sale of any Licensed Product.

         (b) The earned royalties described in subsection (a) above shall be paid to TherapX and Dr. Schinazi according to the following schedule:

             (i)  To TherapX: [**] percent ([**]%) of the earned royalties, and,

         (ii) To Dr. Schinazi: [**] percent ([**]%) of the earned royalties.

         (b) Novirio shall be obligated to pay royalties at the rate set forth in subsection (a) (i), on a country by country basis, so long as there continues to be a Valid Claim included in the Licensed Patents that cover the applicable Licensed Product in such country. Novirio shall be obligated to pay royalties at the rate set forth in subsection (a) (ii), on a country by country basis, on Net Sales of a Licensed Product not covered by a Valid Claim (including a Licensed Product which previously was covered by a Valid Claim) until the tenth anniversary of the First Commercial Sale of such Licensed Product in such country.

         (c) Novirio shall pay to TherapX and Dr. Schinazi [**] percent ([**]%) of Sublicense Payments.

         (d) Novirio shall pay to TherapX and Dr. Schinazi [**] percent ([**]%) of Sublicense Royalties.

         (e) Notwithstanding the foregoing, Novirio may deduct from royalties otherwise owed under subsections (a) and (d) [**] percent ([**]%) of any royalties or other payments required to be paid for licenses under intellectual property rights of third parties.

                         ARTICLE 4. REPORTS AND PAYMENTS

         4.1. Payments. Unless otherwise specified, all payments required under this Agreement shall be payable within [**] days of the due date for each payment. All payments due under this Agreement shall be made either by wire transfer or immediately available funds or in person or via the mail or private courier to the following address:

                  TherapX
                  P.O. Box 531001
                  Birmingham, AL 35353

                  Dr. Raymond Schinazi
                  1524 Regency Walk Drive
                  Decatur, GA  30033

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         4.2. Progress Reports. Novirio will provide TherapX and Dr. Schinazi with semi-annual progress reports detailing the activities of Novirio relevant to Novirio's Development Plan.

         4.3. Royalty Reports. Once royalties are due, within [**] days of September 30, December 31, March 31 and June 30 of each year and of the year following the termination or expiration of this Agreement, Novirio shall render a written report setting forth for the preceding calendar quarter, the following as may be applicable:

                  (a) all Sales (including Net Selling Price of each product sold) of Licensed Products by Novirio, its sublicensees, and its Affiliates on a country-by-country basis throughout the Licensed Territory;

                  (b)      the amount of royalty payable hereunder;

                  (c) any other information reasonably necessary to show the basis on which such royalty has been computed;

                  (d)      any payments due TherapX and Dr. Schinazi pursuant to
                           Section 3.4(c) and 3.4(d);

                  (e) other income received by Novirio from sublicensees and the amount thereof due to TherapX and Dr. Schinazi accompanied by an explanation of the basis of said income and the amount of such income due TherapX and Dr. Schinazi; and

                  (f)      in case no payment is due, Novirio shall so report.

Each royalty report shall be accompanied by the payment of all royalties due for the quarter calendar year in question.

         4.4. Currency Conversion. If any Licensed Products are Sold for monies other than United States dollars, the Net Selling Price of such Licensed Products shall first be determined in the foreign currency of the country in which such Licensed Products are Sold and then converted to United States dollars at the spot rate published by The Wall Street Journal (U.S. edition) for conversion of that foreign currency into United States dollars on the last day of the quarter for which such payment is due.

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         4.5. Interest. Payments required under this Agreement shall, if overdue, bear interest until payment at a per annum rate three percent (3%) above the prime rate in effect as published in The Wall Street Journal on the due date. The payment of such interest shall not foreclose TherapX or Dr. Schinazi from exercising any other rights they may have because any payment is late.

                               ARTICLE 5. RECORDS

         5.1. Records of Sales. During the term of this Agreement and for a period of three (3) years thereafter, Novirio shall keep at its principal place of business true and accurate records of all Sales in accordance with generally accepted accounting principles in the respective country where such Sales occur and in such form and manner so that all royalties owed to TherapX and Dr. Schinazi may be readily and accurately determined. Novirio shall furnish TherapX and Dr. Schinazi copies of such records upon TherapX and Dr. Schinazi's request, which shall not be made more often than once per License Agreement Year.

         5.2. Audit of Records. TherapX and Dr. Schinazi shall have the right, from time to time at reasonable times during normal business hours through an independent certified public accountant, to examine the records of Novirio in order to verify the calculation of any royalties payable under this Agreement. Such examination and verification shall not occur more than once each License Agreement Year and the calendar year immediately following termination of this Agreement. Unless otherwise agreed in writing by Novirio, the fees and expenses of performing such examination and verification shall be borne by TherapX and Dr. Schinazi. If such examination reveals an underpayment by Novirio of more than five percent (5%) for any quarter examined, Novirio shall pay TherapX and Dr. Schinazi the amount of such underpayment plus interest and shall reimburse TherapX and Dr. Schinazi for all expenses of the accountant reasonably incurred in performing the examination.

                          ARTICLE 6. PATENT PROSECUTION

         6.1. Prosecution and Maintenance of Licensed Patents. The prosecution and maintenance of the Licensed Patents shall be the primary responsibility of UAB, as provided in the Primary License. TherapX shall keep Novirio informed as to all developments with respect to Licensed Patents to the extent that TherapX is so informed by the Primary Licensors. Novirio shall be afforded reasonable opportunities to advise TherapX and cooperate with TherapX and Dr. Schinazi in such prosecution and maintenance.

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

Novirio, upon [**] days advance written notice to TherapX and Dr. Schinazi and the Primary Licensors, may advise TherapX and Dr. Schinazi that it no longer wishes to pay expenses for filing, prosecuting or maintaining one or more Licensed Patents. TherapX and Dr. Schinazi may, at its option, elect to pay such expenses or permit such Licensed Patents to become abandoned or lapsed in the event that the Primary Licensors elect not to pay such expenses. If TherapX and Dr. Schinazi elects to pay such expenses, such patents shall not be subject to any license granted to Novirio hereunder.

         6.2. Extension of Licensed Patents. Novirio may request that TherapX and Dr. Schinazi make a request, in accordance with the Primary License, of Primary Licensors that the Primary Licensors have the normal term of any Licensed Patent extended or restored under a country's procedure of extending life for time lost in governmental regulatory approval processes, and the expense of same shall be borne in accordance with the terms of Section 3.2. Novirio shall assist the Primary Licensors and TherapX and Dr. Schinazi to take whatever action is necessary to obtain such extension. In the case of such extension, royalties pursuant to Article 3 hereof shall be payable until the end of the extended life of the patent. In the event that Novirio does not elect to extend Licensed Patent(s), TherapX and Dr. Schinazi may, at its own expense, effect the extension of such Licensed Patent(s) as provided in the Primary License. If TherapX and Dr. Schinazi or the Primary Licensors elect to pay such expenses, such extended Licensed Patents shall not be subject to any license granted to Novirio hereunder.

         6.3.     Further Obligations.

                  (a) Except as otherwise provided in Article 7, each party's responsibilities for patent prosecution activities pursuant to this Article 6 shall also include ex parte and inter partes activities relating to the relevant patent applications and patents, including all interference, opposition and observation proceedings before any patent offices and litigation to determine the validity, enforceability, allowability or subsistence of such patent applications and patents. Each party agrees to give due consideration to the other party's or its sublicensee's position with respect to any such patent prosecution activities, (which term as used herein, shall include without limitation, any inter partes activities of the type described in the first sentence of this subparagraph (a)). In the event a party fails to initiate or pursue any patent prosecution activities for which it is responsible, or having commenced such patent prosecution activities, declines to pursue such patent prosecution activities, it shall give notice to the other party pursuant to the applicable provisions of subparagraph (b) below and the other party or its sublicensees, as applicable, may initiate, pursue or assume such patent prosecution activities, at its sole expense.

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
                  (b) In conducting its patent prosecution activities under this License Agreement in compliance with the provisions of the Primary License, each party hereto shall use the patent attorneys selected by UAB. In addition to the other obligations set forth in this Article 6, each party undertakes to keep the other party and, if applicable such other party's sublicensee throughout the term of this License Agreement regularly informed of the status and progress of the patent prosecution activities it undertakes under this, License Agreement including, but not limited to, supplying the other party or its sublicensee, as applicable, upon reasonable request and at reasonable intervals, with the correspondents with the United States, Japan and European patent office counterparts with respect to the United States, Japan and European patents and patent applications. To the extent that a party has not previously done so, or promptly upon request by the other party or its sublicensee, in order to assist such other party or its sublicensees in connection with any of its activities or the exercise of any of its rights pursuant to Article 6, such party shall provide the other party or its sublicensee with such additional relevant documentation which such other party or its sublicensee may reasonably request relating to such patent applications and patents in the Licensed Patents, including but not limited to, copies thereof and access to laboratory notebooks, other supporting data and relevant employees. If a party decides to abandon or allow to lapse any patent application or patent or not to initiate or any other patent prosecution activity for which it has patent prosecution responsibility pursuant to this Article 6, it shall give the other party or its sublicense notice thereof in a sufficiently timely manner so as to enable such other party or its sublicensee to determine whether to assume patent prosecution activity in connection therewith. Each party shall use its best efforts to give such notice at least [**] days before any abandonment, lapse or any other relevant deadline.

                  (c) Novirio and TherapX and Dr. Schinazi agree that, during the term of any sublicensee agreement, the rights of Novirio under this Article 6 shall be exercised, if at all, by its sublicense with respect to all patent prosecution activities in any portion of the Licensed Territory in which a sublicense agreement is then in effect. With respect to such patent prosecution activities, TherapX and Dr. Schinazi shall communicate with such sublicensee directly.

                      ARTICLE 7. ABATEMENT OF INFRINGEMENT

         7.1. Infringement. Novirio shall promptly inform TherapX and Dr. Schinazi and TherapX and Dr. Schinazi will promptly notify Novirio of any suspected infringement of any Licensed Patents. During the term of this Agreement, TherapX and Dr. Schinazi and Novirio shall have the right to institute an action for infringement of the Licensed Patents against such third party in accordance with the following:

                  (a) If UAB, TherapX and Dr. Schinazi and Novirio, agree to institute suit jointly, the suit shall be brought in all their names and the out-of-pocket costs thereof shall be borne equally. Any recovery or settlement received by TherapX and Dr. Schinazi and/or Novirio for punitive or exemplary damages shall be shared equally, and any other recovery or settlement received, including compensatory damages or damages based on a loss of revenues, shall be paid to Novirio, and Novirio shall pay to TherapX and Dr. Schinazi an amount representing the royalty which would have been paid by Novirio on such amount in accordance with the provisions of Article 3 had such amount been accrued by Novirio as Sales. The parties shall agree upon the manner in which they shall exercise control over such action and may, if they so desire, also be represented by separate counsel of their own such action and may, if they so desire, also be represented by separate counsel of their own selection. The fees of which counsel shall be paid by the respective parties so represented;

                  (b) In the absence of agreement to institute a suit jointly, UAB may, as provided in the Primary License, institute suit, and, at its option, name TherapX and Dr. Schinazi as plaintiffs. UAB shall bear the entire cost of such litigation and shall be entitled to retain the entire amount of any recovery or settlement; and

                  (c) In the absence of agreement to institute a suit jointly and if UAB notify TherapX and Dr. Schinazi that it has decided not to join in or institute a suit, as provided in (a) or (b) above, TherapX and Dr. Schinazi may institute suit and, at its option, name the Primary Licensor and/or Novirio as plaintiff. TherapX and Dr. Schinazi shall bear the entire cost of such litigation, including defending any counterclaims brought against UAB or Novirio and paying any judgments rendered against UAB or Novirio, and TherapX and Dr. Schinazi shall be entitled to retain the entire amount of any recovery or settlement.

                  (d) In the absence of agreement to institute suit jointly and if UAB and TherapX and Dr. Schinazi have decided not to join in or institute a suit, as provided in (a) - (c) above, Novirio may institute suit and at its option name UAB and/or TherapX and Dr. Schinazi as plaintiffs. Novirio shall bear the enter cost of such litigation, including defending any considerations brought against UAB or TherapX and Dr. Schinazi and paying any judgments rendered against UAB or TherapX and Dr. Schinazi, and Novirio shall be entitled to retain the entire amount of any recovery or settlement.

         7.2. Abandonment of Infringement. Should either TherapX and Dr. Schinazi or Novirio commence a suit under the provisions of this Article and thereafter elect to abandon such suit, the abandoning party shall give timely notice to the other parties who may, if so desired, continue prosecution of such suit, provided that the sharing of expenses and any recovery in such suit shall be as agreed upon between TherapX and Dr. Schinazi and Novirio.


                           ARTICLE 8. CONFIDENTIALITY

         8.1. Confidential Information. Novirio shall not, without the express written consent of TherapX and Dr. Schinazi, for any reason or at any time for a period of five (5) years from the Effective Date of this Agreement, disclose to third parties any information disclosed in the Licensed Patents or Licensed Technology or any other information pertaining to the Licensed Patents and Licensed Technology disclosed to Novirio by TherapX and Dr. Schinazi, (such information shall be collectively referred to as "Proprietary Information"). This obligation of nondisclosure shall not extend to information:

                  (a) which Novirio can demonstrate through documentation to have been within Novirio's legitimate possession prior to the time of disclosure of such information to Novirio by TherapX and Dr. Schinazi;

                  (b) which was in the public domain prior to disclosure by TherapX and Dr. Schinazi, as evidenced by documents published prior to such disclosure;

                  (c) which, after disclosure by TherapX and Dr. Schinazi, comes into the public domain through no fault of Novirio;

                  (d) which is disclosed to Novirio by a third party having legitimate possession of the information and the unrestricted right to make such disclosure.


                  (e)      which is disclosed in the issued Licensed Patents.

         8.2. Disclosure of Confidential Information. Notwithstanding the provisions of Section 8.1 above, and to the extent necessary:

                  (a) a party may disclose and use the other party's information for purposes of securing the registration of, and of governmental approval to market, pursuant to this Agreement, any Licensed Products;

                  (b) a party may disclose and use the other party's information where the disclosure and use of such will be necessary to the procurement of patent protection, pursuant to this Agreement, for a Licensed Product;

                  (c) a party may disclose and use the other party's information to the extent that it is necessary to aid in the development and commercialization, pursuant to this Agreement, of any Licensed Product provided that any such disclosure of the disclosing party's information shall be in confidence and subject to provisions the same, or substantially the same, as those in Section 8.1 hereof.

         8.3. Prior Agreements. The provisions of this Agreement supersede and shall be substituted for any terms of any prior confidentiality agreement between Novirio and TherapX and Dr. Schinazi which are not consistent with this Agreement.

                ARTICLE 9. LIMITED WARRANTY, MERCHANTABILITY AND
                             EXCLUSION OF WARRANTIES

         9.1. Limited Warranty. TherapX and Dr. Schinazi represent and warrant that they have the right and authority to enter into this Agreement and that neither the execution of this Agreement nor the performance of its obligations hereunder will constitute a breach of the terms and provisions of any other agreement to which TherapX and Dr. Schinazi are parties. TherapX and Dr. Schinazi do not warrant the validity of the Licensed Patents licensed hereunder and make no representation whatsoever with regard to the scope of the Licensed Patents or that such Licensed Patents may be exploited by Novirio or its Affiliates without infringing other patents.

Novirio possesses the necessary expertise and skill in the technical areas in which the Licensed Products and Licensed Technology are involved to make, and has made, its own evaluation of the capabilities, safety, utility, and commercial application of the Licensed Patents and Licensed Technology. ACCORDINGLY, THERAPX AND DR. SCHINAZI MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE LICENSED PATENTS OR LICENSED TECHNOLOGY AND EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES WITH RESPECT TO THE

CAPABILITIES, SAFETY, UTILITY, OR COMMERCIAL APPLICATION OF LICENSED PATENTS OR LICENSED TECHNOLOGY.

         ARTICLE 10. DAMAGES, INDEMNIFICATION, AND INSURANCE

         10.1. No Liability. TherapX and Dr. Schinazi shall not be liable to Novirio and Novirio's customers, sublicensees or Affiliates for special, incidental, indirect, or consequential damages resulting from defects in the design, testing, labeling, manufacture, or other application of Licensed Products manufactured, tested, designed, sublicensed, or Sold pursuant to this Agreement.

         10.2. Indemnification. Novirio shall defend, indemnify, and hold harmless the Indemnitees from and against any and all claims, demands, loss, liability, expense, or damage (including investigative costs, court costs and attorneys' fees) Indemnitees may suffer, pay, or incur as a result of claims, demands or actions against any of the Indemnitees arising or alleged to arise by reason of or in connection with any and all personal injury and property damage caused or contributed to in whole or in part by Novirio's manufacture, testing, design, use, sale, or labeling of any Licensed Products, or the practice of any Licensed Patents. Novirio's obligations under this Article shall survive the expiration or termination of this Agreement for any reason.

         10.3. No Patent Infringement Suit. To the extent that the rights have not already been licensed exclusively to another party, TherapX and Dr. Schinazi agree not to sue Novirio or its Affiliates or sublicensees for patent infringement for practicing a claim of a patent assigned or licensed to TherapX and Dr. Schinazi if practicing said claim is required to make, have made, use, import, offer for Sale, Sell or have Sold Licensed Products.

         10.4. Insurance. Without limiting Novirio's indemnity obligations under the preceding paragraph, Novirio, its Affiliates, and sublicensees shall maintain throughout the term of this Agreement and for ten (10) years thereafter a liability insurance policy which:

               (a) insures Indemnitees for all claims, damages, and actions mentioned in Article 11.1 of this Agreement;

               (b) includes a contractual endorsement providing coverage for all liability which may be incurred by Indemnitees in connection with this Agreement;

               (c) requires the insurance carrier to provide TherapX and Dr. Schinazi with no less than thirty (30) days written notice of any change in the terms or coverage of the policy or its cancellation; and

               (d) provides Indemnitees product liability coverage in an amount no less than One Million Dollars ($1,000,000) per occurrence for bodily injury and One Million Dollars ($1,000,000) per occurrence for property damage, subject to a reasonable aggregate amount.

         10.5. Notice of Claims. Novirio shall promptly notify TherapX and Dr. Schinazi of all claims involving the Indemnitees and will advise TherapX and Dr. Schinazi of the policy amounts that might be needed to defend and pay any such claims.

ARTICLE 11. TERM AND TERMINATION

         11.1. Term. Unless sooner terminated as otherwise provided in this Agreement, the term of this Agreement shall commence on the date hereof and shall continue until the date of expiration of the last to expire of the Licensed Patents, including any renewals or extensions thereof.

         11.2. Termination by TherapX and Dr. Schinazi. TherapX and Dr. Schinazi shall have the right to terminate this Agreement upon the occurrence of any one or more of the following events:

               (a) failure of Novirio to make any payment required pursuant to this Agreement when due; or

               (b) failure of Novirio to render reports to TherapX and Dr. Schinazi as required by this Agreement; or

               (c) the insolvency of Novirio; or

               (d) the institution of any proceeding by Novirio under any bankruptcy, insolvency, or moratorium law; or

               (e) any assignment by Novirio of substantially all of its assets for the benefit of creditors; or

               (f) placement of Novirio's assets in the hands of a trustee or receiver unless the receivership or trust is dissolved within thirty (30) days thereafter; or

               (g) the breach of any other material term of this Agreement.

         11.3. Notice of Bankruptcy. Each party hereto shall inform the other party hereto of its intention to file a voluntary petition in bankruptcy or its learning of another's intention to file an involuntary petition in bankruptcy in respect of such party to be receive at least thirty (30) days prior to filing (or learning of) such a petition or intention. A party's filing without conforming to this requirement shall be deemed a material, pre-petition incurable breach.

         11.4. Exercise. TherapX and Dr. Schinazi may exercise its right of termination by giving Novirio, its trustees or receivers or assigns, sixty (60) days prior written notice of TherapX and Dr. Schinazi's election to terminate. Upon the expiration of such period this Agreement shall automatically terminate unless the Novirio has cured the breach. Such notice and termination shall not prejudice TherapX and Dr. Schinazi's right to receive royalties or other sums due hereunder and shall not prejudice any cause of action or claim of TherapX and Dr. Schinazi's accrued or to accrue on account of any breach or default by Novirio.

         11.5 Failure to Enforce. The failure of TherapX and Dr. Schinazi at any time, or for any period of time, to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions or as a waiver of the right of TherapX and Dr. Schinazi thereafter to enforce each and every such provision.

         11.6 Termination by Novirio. Novirio may terminate this Agreement at its sole discretion upon four (4) months' written notice to TherapX and Dr. Schinazi. In the event of such termination, Novirio agrees, upon the request of TherapX and Dr. Schinazi, to provide TherapX and Dr. Schinazi with all existing data in Novirio's possession or control in support of registration of Licensed Products for the Field of Use with the relevant federal agencies. TherapX and Dr. Schinazi shall have the unrestricted right to provide such data to third parties.

         11.7 Effect. In the event this Agreement is terminated for any reason whatsoever, Novirio shall return, or at TherapX and Dr. Schinazi's direction destroy, all plans, drawings, papers, notes, writings and other documents, and models pertaining to the Licensed Patents or Technology, retaining only one copy in its corporate counsel's office for the sole purpose of compliance with surviving terms of this Agreement or defense against any legal actions related to this Agreement, shall refrain from using or publishing any portion of the Licensed Technology as provided in Article 8 of this Agreement and shall sell to TherapX and Dr. Schinazi at cost all organisms and other biological and chemical materials. Upon termination of this Agreement, Novirio shall cease manufacturing, processing, producing, using, or Selling Licensed Products; provided, however, that Novirio may continue to Sell in the ordinary course of business for a period of [**] months reasonable quantities of Licensed Products which are fully manufactured and in Novirio's normal inventory at the date of termination if (a) all monetary obligations of Novirio to TherapX and Dr. Schinazi have been satisfied and (b) royalties on such sales are paid to TherapX and Dr. Schinazi in the amounts and in the manner provided in this Agreement. However, nothing herein shall be construed to release either party of any obligation which matured prior to the effective date of such termination.

         11.8 Survival. The provisions of Articles 8, 9, and 10 of this Agreement shall remain in full force and effect notwithstanding the termination of this Agreement.

                             ARTICLE 12. ASSIGNMENT

Novirio may not assign this Agreement or any of the rights or obligations hereunder without the prior written consent of TherapX and Dr. Schinazi, except to an Affiliate of Novirio or to any other party who acquires all or substantially all of the business of Novirio, or all of the business relating to the Licensed Product by merger, sale of assets or otherwise, so long as such Affiliate or other party agrees in writing to be bound by the terms of this Agreement.

                             ARTICLE 13. ARBITRATION

Any dispute related to this Agreement shall be settled by arbitration. Arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association by three arbitrators, one to be appointed by TherapX and Dr. Schinazi, one to be appointed by Novirio, and one to be appointed by the two arbitrators appointed by TherapX and Dr. Schinazi and Novirio. Arbitration shall take place in Boston, Massachusetts, and the decision of the arbitrators shall be enforceable, but not appealable, in any court of competent jurisdiction. The fees and expenses incurred in connection with such arbitration shall be borne by the party initiating the arbitration proceeding (or equally by both parties if both parties jointly initiate such proceeding) subject to reimbursement by the party which does not prevail in such proceeding promptly upon the termination thereof in the event that the party initiating such proceeding is the prevailing party.

                            ARTICLE 14. MISCELLANEOUS

         14.1 Export Controls. Novirio acknowledges that TherapX and Dr. Schinazi is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities and that TherapX and Dr. Schinazi's obligations under this Agreement are contingent upon compliance with applicable United States export laws and regulations. The transfer of technical data and commodities may require a license from the cognizant agency of the United States government or written assurances by Novirio that Novirio shall not export data or commodities to certain foreign countries without the prior approval of certain United States agencies. TherapX and Dr. Schinazi neither represents that an export license shall not be required nor that, if required, such export license shall issue.

         14.2 Legal Compliance. Novirio shall comply with all laws and regulations relating to its manufacture, processing, producing, use, Selling, or distributing of Licensed Products. Novirio shall not take any action which would cause TherapX and Dr. Schinazi or Novirio to violate any laws and regulations.

         14.3 Independent Contractor. Novirio's relationship to TherapX and Dr. Schinazi shall be that of a licensee only. Novirio shall not be the agent of TherapX and Dr. Schinazi and shall have no authority to act for or on behalf of TherapX and Dr. Schinazi in any matter. Persons retained by Novirio as employees or agents shall not by reason thereof be deemed to be employees or agents of TherapX and Dr. Schinazi.

         14.4 Patent Marking. Novirio shall mark Licensed Products Sold in the United States with United States patent numbers. Licensed Products manufactured or sold in other countries shall be marked in compliance with the intellectual property laws in force in such foreign countries.

         14.5 Use of Names. Novirio shall obtain the prior written approval of TherapX and Dr. Schinazi prior to making use of its name for any commercial purpose, except as required by sublicensees and by law. As an exception to the foregoing, both Novirio and TherapX and Dr. Schinazi shall have the right to publicize the existence of this Agreement; however, neither Novirio nor TherapX and Dr. Schinazi shall disclose the terms and conditions of this Agreement without the other party's consent, except as required by law.

         14.6 Place of Execution. This Agreement and any subsequent modifications or amendments hereto shall be deemed to have been executed in
________________.

         14.7 Governing Law. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the parties hereunder, shall be construed under and governed by the laws of the State of Massachusetts and the United States of America.

         14.8 Entire Agreement. This Agreement constitutes the entire agreement between TherapX and Dr. Schinazi and Novirio with respect to the subject matter hereof and shall not be modified, amended or terminated except as herein provided or except by another agreement in writing executed by the parties hereto. In the event of any conflict between the terms hereof and the terms of the Primary License, the terms of the Primary License shall control.

         14.9 Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions or portions thereof shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision. In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision which will implement the commercial purpose of this Agreement, this Agreement and the rights granted herein shall terminate.

         14.10 Force Majeure. Any delays in, or failure of, performance of any party to this Agreement shall not constitute default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the party affected, including, but not limited to, acts of God, strikes or other work stoppages; civil disturbances, fires, floods, explosions, riots, war, rebellion, sabotage, acts of governmental authority or failure of governmental authority to issue licenses or approvals which may be required.

                               ARTICLE 15. NOTICES

All notices and other communications shall be hand delivered, sent by private overnight mail service, or sent by registered or certified mail, postage prepaid, return receipt requested, and addressed to the party to receive such notice or other communication at the address given below, or such other address as may hereafter be designated by notice in writing:

         If to TherapX:             TherapX L.L.C.
                                    P.O. Box 531001
                                    Birmingham, AL  35253
                                    Facsimile:  (205) 980-6404

         With a copy to:           Dr. Jean-Pierre Sommadossi
                                    5075 Greystone Way
                                    Birmingham, AL  35242



         If to Dr. Schinazi:        Dr. Raymond Schinazi
                                    1524 Regency Walk Drive
                                    Decatur, GA  30033

         If to Novirio:             Novirio Pharmaceuticals, Ltd.
                                    c/o MPM Asset Management LLC
                                    One Cambridge Center, 7th Floor
                                    Cambridge, Massachusetts 02142
                                    Facsimile:  (617) 225-0036

         With copies to:            Steven D. Singer, Esq.
                                    Hale & Dorr LLP
                                    60 State Street
                                    Boston, Massachusetts 02109
                                    Facsimile:  (617) 526-5000

Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one business day after it is sent via a reputable nationwide overnight courier service, or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is on a business day; otherwise, on the next business day following such transmission).

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names by their properly and duly authorized officers or representatives as of the date first above written.

Novirio Pharmaceuticals Ltd.            TherapX Pharmaceuticals L.L.C.         Dr. Raymond Schinazi

By:/s/Bruno Lucidi                      By: illegible                         /s/ Raymond Schinazi
   ----------------------                   ----------------------            ----------------------
                                                                              Dr. Raymond Schinazi
Title:  President CEO                   Title:  Member
   ----------------------                   ----------------------

Date:   June 20, 1998                   Date:   June 20, 1998                     June 20, 1998
   ----------------------                   ----------------------            ----------------------

                                    EXHIBIT A

                             LICENSED PATENT RIGHTS

U.S. Serial No. 08/521,474
"Method to Improve the Biological
and Antiviral Activity of Protease Inhibitors"